UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2011

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 9, 2011, John R. Pipski was elected to the Board of Directors of Allegheny Technologies Incorporated (the “Company”) as a Class I director, effective immediately, in connection with the Board increasing the number of directors constituting the Board from nine to ten. Effective as of the same date, the Board appointed Mr. Pipski to serve on the Audit Committee and the Technology Committee of the Board. Mr. Pipski will stand for election at the Company’s 2012 Annual Meeting of Stockholders.

The Board has determined that Mr. Pipski is an independent director under applicable New York Stock Exchange listing requirements and the Company’s categorical Board independence standards, which are set forth in the Company’s Corporate Governance Guidelines.

As a non-employee director of the Board, Mr. Pipski will receive the standard compensation paid to other non-employee directors for service on the Board and pro rata compensation for his service as a director in 2011, which includes 174 shares of restricted stock granted to Mr. Pipski on December 9, 2011 upon his election to the Board.

There were no arrangements or understandings between Mr. Pipski and any other person pursuant to which Mr. Pipski was elected as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Pipski that are required to be disclosed by Item 404(a) of Regulation S-K.

The Company issued a press release on December 9, 2011 to announce the election of Mr. Pipski to the Board. The press release is set forth in its entirety and attached as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 9, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Dated: December 12, 2011